Exhibit 99.1

NEWS RELEASE

127 Industry Boulevard • N. Huntingdon, PA 15642 • (724) 863.9663

FOR IMMEDIATE RELEASE

ExOne Appoints Brian W. Smith as

Chief Financial Officer and Treasurer

John Irvin to Assume Role as Special Advisor to the Chairman

NORTH HUNTINGDON, PA, November 12, 2013 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and printed products to industrial customers, announced that Brian W. Smith will join ExOne as Chief Financial Officer and Treasurer on January 1, 2014. John Irvin, the Company’s current Chief Financial Officer and Treasurer, will assume the role of Special Advisor to the Chairman. Since joining ExOne in October 2012, Mr. Irvin is credited with overseeing the Company’s February 2013 initial public offering and subsequent public company financial responsibilities. Upon assuming his new role, he will remain on the Company’s Board of Directors and will report to S. Kent Rockwell, Chairman and Chief Executive Officer.

Mr. Rockwell commented, “We welcome Brian to our executive leadership team. With over 30 years of professional accounting experience, we believe his capabilities add an additional dimension and breadth to our finance organization. He brings expertise in public company financial reporting, internal controls, and global financial processes, which are crucial to ExOne in this period of rapid growth. Additionally, we anticipate that his business perspective will contribute to the development and execution of our strategy to increase penetration of the 3D direct metal and indirect sand casting markets using our distinctive binder jetting technology.”

He added, “John has been a key member of our leadership team. In addition to his financial leadership, he has been instrumental in a number of key operating initiatives, including the establishment of our production service centers (“PSCs”) and expansion of our global facilities, critical components in our strategy. We look forward to continuing to benefit from his broad business experience in his new role as we advance our global growth strategy.”

Brian W. Smith, 55, will join ExOne upon departing as an Assurance Client Service Partner with PricewaterhouseCoopers (“PwC”), where he serves in the firm’s Pittsburgh, PA office. Mr. Smith joined PwC in 1984, was admitted as a Partner in 1995, and has spent several years working in a PwC advisory business assisting industrial products, healthcare and energy companies with internal control reviews, system implementations, process transformation and change management. Mr. Smith held various leadership roles within PwC, including leading initiatives in specific consumer and industrial product sectors. Mr. Smith is a certified public accountant and received a B.A. degree with a concentration in accounting and a minor in economics from Westminster College in 1980.

About ExOne

ExOne is a global provider of 3D printing machines and printed products, materials and other services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its seven production service centers (“PSCs”), which are located in the

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ExOne Appoints Brian W. Smith as Chief Financial Officer and Treasurer

November 12, 2013

United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Media:	Investors:
Nicole McEwen	John Irvin	Deborah K. Pawlowski
Marketing Director	Chief Financial Officer	Kei Advisors LLC
(724) 765-1328	(724) 765-1310	(716) 843-3908
nicole.mcewen@exone.com	john.irvin@exone.com	dpawlowski@keiadvisors.com

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